EXHIBT 23.1





                            KYLE L. TINGLE, CPA, LLC


To Whom It May Concern:                              September 15, 2006



The firm of Kyle L. Tingle, Certified Public Accountant, LLC hereby consents to the inclusion of its report of August 31, 2006 accompanying the audited financial statements of Sunnyside Acres Mobile Estates, as at December 31, 2005 and June 30, 2006, in the Form 10-SB Registration Statement.

Very truly yours,


/s/ KYLE L. TINGLE
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